Exhibit 10.2
EXECUTION VERSION
TRANSACTION BONUS AGREEMENT
This TRANSACTION BONUS AGREEMENT (this “Agreement”) is made as of September 7, 2010, between Associated Materials, LLC, a Delaware limited liability company (the “Company”), and Warren J. Arthur (“Executive”).
R E C I T A L S
WHEREAS, Executive is the Senior Vice President of Operations of the Company; and
WHEREAS, the Company desires to encourage Executive’s contribution to the success and progress of the Company and assist with causing the Company to enter into an Approved Sale (as defined below).
NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:
AGREEMENTS
1. Definitions.
“Approved Sale” means a transaction that results in a bona fide, unaffiliated direct or indirect change of economic beneficial ownership of the Company, Parent or their businesses of greater than 50%, whether pursuant to the sale of the stock of the Company or Parent, the sale of the assets of the Company and its subsidiaries (if combined with a distribution of net proceeds to stockholders), or a merger, consolidation or other reorganization (other than a sale of stock by a Current Investor to another Current Investor or in connection with a Consolidation Transaction).
“Consolidation Transaction” means a transaction or series of related transactions (including mergers, reorganizations, liquidations, share exchanges and/or consolidations involving the Company and one or more of its subsidiaries) effected to implement a reorganization of the Company and one or more of its subsidiaries (or similar transactions) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor.
“Current Investors” means the stockholders of Parent as of the date hereof.
“Parent” means AMH Holdings II, Inc., the indirect parent of the Company.
2. Transaction Bonus. Subject to Executive’s continued employment with the Company through the closing date of the Approved Sale, within five days following an Approved Sale that closes no later than December 31, 2010, the Company shall pay or cause to be paid to the Executive, in cash, an amount equal to $1,167,000 (the “Transaction Bonus”). The Transaction Bonus shall be subject to all applicable tax and other legally-required withholdings.

3. Stockholder Approval. Payment of the Transaction Bonus is subject to stockholder approval meeting the requirements of Section 280G(b)(5) of the Code, and the regulations promulgated thereunder, being obtained.
4. Not an Employment Contract. Nothing in this Agreement or any other instrument executed pursuant hereto shall confer upon Executive any right to continue in the employ of the Company or any of its subsidiaries or shall affect the right of the Company or any of its subsidiaries to terminate the employment of Executive with or without cause.
5. Governing Law. All terms of and rights under this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.
6. Amendments and Waivers. This Agreement may be amended, and any provision hereof may be waived, only by a writing signed by each party hereto.
7. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.
8. Separability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.
9. Headings. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
10. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
11. Assignment; Binding Effect. This Agreement may not be assigned by Executive without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.
12. Termination. This Agreement shall terminate upon the earlier of (i) the failure to consummate an Approved Sale on or before December 31, 2010 or (ii) the agreement in writing of Parent and Executive to terminate this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASSOCIATED MATERIALS, LLC
By:	/s/ Stephen E. Graham
	Name:	Stephen E. Graham
	Title:	Chief Financial Officer

/s/ Warren J. Arthur
Warren J. Arthur

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